Exhibit 8.1

Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 +1.713.220.4200 Phone +1.713.220.4285 Fax andrewskurth.com

June 27, 2014

Integrated Electrical Services, Inc.

5433 Westheimer Road, Suite 500

Houston, TX 77056

Re: Integrated Electrical Services, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (Registration No. 333-196551), as may be amended from time to time (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus to be furnished to holders of the shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), in connection with the distribution by the Company to such holders of non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock (the “Shares”), including associated preferred stock purchase rights.

In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement (the “Discussion”). Subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, we are of the opinion that the Discussion accurately describes the material United States federal income tax consequences of the receipt and ownership of the Rights and the ownership and disposition of Shares received upon exercise of the Rights.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. We assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the effective date of the Registration Statement. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Registration Statement. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ANDREWS KURTH LLP